Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Enel Chile S.A. for the registration of common shares and to the incorporation by reference therein of our report dated April 26, 2017, with respect to the consolidated financial statements of Enel Chile S.A., and the effectiveness of internal control over financial reporting of Enel Chile S.A., included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ EY Audit SpA
EY Audit SpA Santiago, Chile
February 15, 2018